AMENDED and RESTATED

SUB-ADVISORY AGREEMENT

between

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

and

GEODE CAPITAL MANAGEMENT, LLC

and

FIDELITY COVINGTON TRUST ON BEHALF OF FIDELITY DIVIDEND ETF FOR RISING RATES, FIDELITY HIGH DIVIDEND ETF, FIDELITY LOW VOLATILITY FACTOR ETF, FIDELITY MOMENTUM FACTOR ETF, FIDELITY QUALITY FACTOR ETF, AND FIDELITY VALUE FACTOR ETF

AGREEMENT AMENDED and RESTATED as of this 1st day of January, 2020, among Fidelity Covington Trust, a Massachusetts business trust (the "Trust"), on behalf of Fidelity Core Dividend ETF, Fidelity Dividend ETF For Rising Rates, Fidelity Low Volatility Factor ETF, Fidelity Momentum Factor ETF, Fidelity Quality Factor ETF, and Fidelity Value Factor ETF (each a "Fund" and collectively the "Funds"),each Fund, is a series portfolio of the Trust, Fidelity Management & Research Company LLC, a Delaware limited liability company ("Manager" or "Adviser"), and Geode Capital Management, LLC, a Delaware limited liability company ("Subadviser").

WHEREAS, the Trust, on behalf of each Fund, has entered into a Management Contract with Manager (the "Management Contract"), pursuant to which Manager has agreed to provide certain management and administrative services to each Fund; and

WHEREAS, Manager desires to appoint Subadviser as investment subadviser to provide the investment advisory and administrative services to the Funds specified herein, and Subadviser is willing to serve the Funds in such capacity; and

WHEREAS, the trustees of the Trust (the "Trustees"), including a majority of the Trustees who are not "interested persons" (as such term is defined below) of any party to this Agreement, and the shareholder(s) of the Funds, have each, to the extent required, consented to such an arrangement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

I.

APPOINTMENT OF SUBADVISER; COMPENSATION

1.1

       Appointment as Subadviser. Subject to and in accordance with the provisions hereof, Manager hereby appoints Subadviser as investment subadviser to perform the various investment advisory and other services to the Funds set forth herein and, subject to the restrictions set forth herein, hereby delegates to Subadviser the authority vested in Manager pursuant to the Management Contract to the extent necessary to enable Subadviser to perform its obligations under this Agreement.

1.2

      Scope of Investment Authority. (a) The Subadviser is hereby authorized, on a discretionary basis, to manage the investments and determine the composition of the assets of the Funds, subject at all times to (i) the supervision and control of the Trustees, (ii) the requirements of the Investment Company Act of 1940, as amended (the "Investment Company Act") and the rules thereunder, (iii) the investment objective, policies and limitations, as provided in each Fund's Prospectus and other governing documents, and (iv) such instructions, policies and limitations relating to each Fund and/or the performance of oversight of the Subadviser's duties hereunder as the Trustees or Manager may from time to time adopt and communicate in writing to Subadviser. Notwithstanding anything herein to the contrary, Subadviser is not authorized to take any action, including the purchase and sale of portfolio securities, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence.

(b)  It is understood and agreed that, for so long as this Agreement shall remain in effect, Subadviser shall retain discretionary investment authority over the manner in which each Fund's assets are invested, and Manager shall not have the right to overrule any investment decision with respect to a particular security made by Subadviser, provided that the Trustees and Manager shall at all times have the right to monitor each Fund's investment activities and performance, require Subadviser to make reports and give explanations as to the manner in which each Fund's assets are being invested, and, should either Manager or the Trustees become dissatisfied with Subadviser's performance in any way, terminate this Agreement in accordance with the provisions of Section 9.2 hereof.

1.3

     Appointment as Proxy Voting Agent. Subject to and in accordance with the provisions hereof, the Trustees hereby appoint Subadviser as each Fund's proxy voting agent, and hereby delegate to Subadviser discretionary authority to vote all proxies solicited by or with respect to issuers of securities in which the assets of each Fund may be invested from time to time. Subadviser may act as each Fund's proxy voting agent directly or Subadviser may (in whole or in part) employ a third-party to vote proxies on behalf of each Fund, provided, however, that in either case, Subadviser shall be responsible for voting all proxies on behalf of each Fund. Upon sixty (60) days written notice to Subadviser, the Trustees may at any time withdraw the authority granted to Subadviser pursuant to this Section 1.3 to perform any or all of the proxy voting services contemplated hereby.

1.4

     Governing Documents. Manager will provide Subadviser with copies of (i) the Trust's Declaration of Trust and By-laws, as currently in effect, (ii) each Fund's currently effective prospectus and statement of additional information, as set forth in the Trust's registration statement under the Investment Company Act and the Securities Act of 1933, as amended, (iii) any instructions, investment policies or other restrictions adopted by the Trustees or Manager relating to its performance of oversight of the Subadviser supplemental thereto, and (iv) the Management Contract. Manager will provide Subadviser with such further documentation and information concerning the investment objectives, policies and restrictions applicable to each Fund as Subadviser may from time to time reasonably request.

1.5

     Subadviser's Relationship. Notwithstanding anything herein to the contrary, Subadviser shall be an independent contractor and will have no authority to act for or represent the Trust, the Funds or Manager in any way or otherwise be deemed an agent of any of them, except to the extent expressly authorized by this Agreement or in writing by the Trust or Manager.

1.6

     Compensation. Subadviser shall be compensated for the services it performs on behalf of the Funds in accordance with the terms set forth in Appendix A to this Agreement.

II.

SERVICES TO BE PERFORMED BY SUBADVISER

2.1   Investment Advisory Services. (a) In fulfilling its obligations to manage the assets of the Funds, Subadviser will:

(i)

     formulate and implement a continuous investment program for each Fund;

(ii)

 employ portfolio managers to make investment decisions;

(iii)

     to the extent reasonably requested by the Manager or officers of the Funds, cooperate with and provide reasonable assistance to the Manager and the Trust's other service providers by (1) keeping them fully informed as to such matters that they may reasonably deem necessary with respect to the performance of their obligations to the Funds, (2) providing prompt responses to reasonable requests for information or assistance, and (3) establishing appropriate processes to promote the efficient exchange of information.

(iv)

     take whatever steps are necessary to implement these investment programs by the purchase and sale of securities and other investments, including the selection of brokers or dealers, the placing of orders for such purchases and sales in accordance with the provisions of paragraph (b) below and assuring that such purchases and sales are properly settled and cleared;

(v)

     provide such reports with respect to the implementation of each Fund's investment program as the Trustees or Manager shall reasonably request; and

(vi)

     provide advice and assistance to Manager as to the determination of the fair value of certain securities where market quotations are not readily available for purposes of calculating net asset value of the Funds in accordance with valuation procedures and methods established by the Trustees.

(b)

     The Subadviser shall place all orders for the purchase and sale of portfolio securities for each Fund's account with brokers and dealers selected by Subadviser. Such brokers and dealers may include brokers or dealers that are "affiliated persons" (as such term is defined in the Investment Company Act) of the Trust, the Funds, Manager or Subadviser, provided that Subadviser shall only place orders on behalf of the Funds with such affiliated persons in accordance with procedures adopted by the Trustees pursuant to Rule 17e-1 under the Investment Company Act. The Subadviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Funds and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Funds and/or other accounts over which Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provided such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have in respect to accounts over which they exercise investment discretion. The Trustees shall periodically review the commissions paid by the Funds to determine if the commissions paid over representative periods were reasonable in relation to the benefits to the Funds.

The Subadviser further agrees that, in performing its duties hereunder, it will:

(c)

     comply in all material respects with the applicable sections of (1) the 1940 Act and the Advisers Act and all rules and regulations thereunder and any other applicable federal and state laws and regulations, (2) the Subadviser's compliance policies and procedures, (3) the rules and regulations of the Commodity Futures Trading Commission,  (4)    the Internal Revenue Code of 1986, as amended ("Code"), (5) the investment objectives, strategies, policies, limitations and restrictions of the Funds as described in the Registration Statement, (6) the Trust's Trust Instrument and By-Laws or other organizational documents of the Trust, and (7) any written instructions of the Manager or the Board;

(d)

     comply with Fidelity's SEC exemptive order to operate passively managed ETFs solely to the extent applicable to Subadviser as expressly set forth therein with respect to the services provided by Subadviser under this Agreement; provided that Subadviser will not have any responsibilities to comply with such exemptive order with respect to any of the Adviser's obligations therein not expressly delegated to the Subadviser thereunder or hereunder, including any of Adviser's obligations set forth in Appendix B hereto;

(e)

     manage the assets of the Funds to comply with the following requirements of the Code and regulations issued thereunder: section 851(b)(2) and section 851(b)(3) (and, if applicable, section 817(h)) according to Subadviser's books and records;

(f)

     make available to the Board, the Manager, the Funds' Chief Compliance Officer ("CCO") and the Trust's administrator, promptly upon their request, such copies of its records with respect to the Funds as may be required to assist in their compliance with applicable laws and regulations. As reasonably requested by the Board or the Adviser, the Subadviser will complete periodic or special questionnaires and furnish to the Board and/or the Manager such periodic and special reports regarding the Funds and the Subadviser including, but not limited to, reports concerning transactions and performance of the Funds, quarterly and annual compliance reports and certifications, reports or certifications regarding compliance with the Trust's procedures pursuant to Rules 17e-1, 17a-7, 10f-3 and 12d3-1 under the 1940 Act (as applicable), quarterly reports identifying material compliance matters and any material changes to the Subadviser's compliance program (including revisions to compliance policies and procedures), fundamental investment restrictions, liquidity determinations for securities or other instruments held by the Funds, compliance with the Subadviser's Code of Ethics, and such other procedures or requirements that the Adviser may reasonably request from time to time;

(g)

     make available to the Board and the Adviser at reasonable times and upon reasonable notice its portfolio managers and other appropriate personnel as mutually agreed by the Adviser and Subadviser, either in person or, at the mutual convenience of the Board, the Adviser and the Subadviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Funds;

(h)

     review draft reports to shareholders, registration statements or portions thereof that relate to the Funds or the Subadviser and other documents provided to the Subadviser by the Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents;

(i)

     use no material, non-public information concerning portfolio companies that may be in its possession or the possession of any of its affiliates, nor will the Subadviser seek to obtain any such information, in providing investment advice or investment management services to the Funds;

(j)

     promptly notify the Adviser in the event that the Subadviser or any of its affiliates becomes aware that the Subadviser: (i) is subject to a statutory disqualification that prevents the Subadviser from serving as investment adviser pursuant to this Agreement; (ii) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (iii) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority, which could have a material effect on the Subadviser's reputation or ability to manage the Funds' portfolios; (iv) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust or the Adviser or their affiliates; or (v) is involved in any litigation or administrative proceeding brought against the Subadviser or any of its management persons (as described in Rule 204-3(b)(4) under the Advisers Act), which could have a material effect on the Subadviser's ability to manage the Funds' portfolios. The Subadviser further agrees to notify the Adviser promptly of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Trust's Registration Statement, as amended and supplemented from time to time, regarding the Funds, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Subadviser will promptly notify the Adviser if its president or any member of the portfolio management team named in the Registration Statement for the Funds changes, or if there is an actual change in control or management of the Subadviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively;

(k)

     not disclose information regarding the Funds or the Funds' characteristics, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust's policies on disclosure of portfolio holdings;

(l)

     provide the Adviser, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Trust or the Board may reasonably request from time to time in order to assist the Adviser, the Trust or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Funds' Form N-CSRs and Form N-Qs;

(m)

     not consult with any other investment subadviser of the Trust (if any), or with the subadviser to any other investment company (or separate series thereof) managed by the Adviser concerning a Fund's transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act or any other applicable law, and, to the extent that multiple subadvisers may be engaged to provide services to the Funds, the Subadviser shall be responsible for providing investment advisory services only with respect to the Funds allocated to the Subadviser by the Adviser; and

(n)

     provide the Trust and the Adviser with a copy of its Form ADV as most recently filed with the SEC, notify the Adviser on a quarterly basis of any amendments to the Subadviser's Form ADV and furnish a copy of such amendments to the Trust and the Adviser; and provide the Trust and the Adviser with a copy of its Form ADV Part 2A as updated from time to time.

The Subadviser further agrees that it shall provide the Adviser with the ETF-specific services set forth in Appendix B.

2.2.       Administrative and Other Services. (a) Subadviser will, at its expense, furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Funds (excluding determination of net asset values and shareholder accounting services).

(b)

     Subadviser will maintain all accounts, books and records with respect to the Funds as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and the rules thereunder. Subadviser agrees that such records are the property of the Trust, and will be surrendered to the Trust promptly upon request. The Manager shall be granted reasonable access to the records and documents in Subadviser's possession relating to the Funds.

(c)

     Subadviser shall provide such information as is necessary to enable Manager to prepare and update the Trust's registration statement (and any supplement thereto) and each Fund's financial statements. Subadviser understands that the Trust and Manager will rely on such information in the preparation of the Trust's registration statement and each Fund's financial statements, and hereby covenants that any such information approved by Subadviser expressly for use in such registration and/or financial statements shall be true and complete in all material respects.

(d)

     Subadviser will vote each Fund's investment securities in the manner in which Subadviser believes to be in the best interests of each Fund, and shall review its proxy voting activities on a periodic basis with the Trustees.

III.

BOOKS, RECORDS AND REGULATORY FILINGS

(a)

     The Subadviser agrees that it shall furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder that may be requested in order to determine whether the operations of the Funds are being conducted in accordance with applicable laws, rules and regulations.

(b)

     The Subadviser shall make all filings with the SEC required of it pursuant to Section 13 of the 1934 Act with respect to its duties as are set forth herein. The Subadviser also shall make all required filings on Schedule 13D or 13G and Form 13F (as well as other filings triggered by ownership in securities under other applicable laws, rules and regulations) due to the activities of the Subadviser with respect to the management of the Funds. The Subadviser shall be the sole filer of Form 13F with respect to the Funds' holdings.

IV.

COMPLIANCE; CONFIDENTIALITY

4.1

      Compliance. (a) Subadviser will comply with (i) all applicable state and federal laws and regulations governing the performance of the Subadviser's duties hereunder, (ii) the investment objective, policies and limitations, as provided in each Fund's Prospectus and other governing documents, and (iii) such instructions, policies and limitations relating to each Fund and/or the oversight of the Subadviser's performance of its duties hereunder as the Trustees or Manager may from time to time adopt and communicate in writing to subadviser.

(b)

     The Subadviser understands and agrees that it is a "service provider" to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Subadviser agrees to cooperate fully with the Adviser and the Trust and its Trustees and officers, including the Funds' CCO, with respect to (i) any and all compliance-related matters, and (ii) the Trust's efforts to assure that each of its service providers adopts and maintains policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as that term is defined by Rule 38a-1) by the Trust, the Adviser and the Subadviser. In this regard, the Subadviser shall:

(1)

     submit to the Board for its consideration and approval, prior to the effective date of this Agreement, the Subadviser's compliance program, it being understood that the Subadviser's obligation under Section 2(e) of this Agreement to vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Funds may be invested shall be subject to the fulfillment of the condition that the Board approve the Subadviser's proxy voting policies and procedures;

(2)

     submit annually (and at such other times as the Trust may reasonably request) to the Funds' CCO and the Adviser for consideration by the Board, a report discussing the adequacy and effectiveness of the Subadviser's compliance program, and fully describing any material amendments to such compliance program since the most recent such report;

(3)

      provide periodic reports, certifications and information concerning the Subadviser's compliance program including, but not limited to, the following;

(i)

     Quarterly Compliance Certifications, including any required attachments, no later than the twentieth (20th) business day after each calendar quarter;

(ii)

     Annual Report on Code of Ethics Matters, including any required attachments, upon request each year.

(4)

     provide the Adviser and the Trust and its Trustees and officers with reasonable access to information regarding the Subadviser's compliance program, which access shall include on-site visits with the Subadviser as may be reasonably requested from time to time;

(5)

     permit the Adviser and the Trust and its Trustees and officers to maintain an active working relationship with the Subadviser's compliance personnel by, among other things, providing the Adviser and the Funds' CCO and other officers with a specified individual within the Subadviser's organization to discuss and address compliance-related matters;

(6)

     provide the Adviser and its chief compliance officer and the Trust and its Trustees and officers, including the Funds' CCO, with such certifications regarding its compliance program as may be reasonably requested in connection with the services provided under this Agreement; and

(7)

     reasonably cooperate with any independent registered public accounting firm engaged by the Trust and ensure that all reasonably necessary information and the appropriate personnel are made available to such independent registered public accounting firm, to support the expression of the independent registered public accounting firm's opinion.

(c)

     The Subadviser represents, warrants and covenants that it has implemented and shall maintain a compliance program in accordance with the requirements of Rule 206(4)-7 under the Advisers Act.

(d)

     Subadviser will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and will provide the Trust with a copy of such code of ethics, evidence of its adoption and copies of any supplemental policies and procedures implemented to ensure compliance therewith.

4.2

      Confidentiality. (a) The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party's business and operations, including without limitation the investment activities or holdings of each Fund. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 3.2  or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

(b)     In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser's Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

V.

LIABILITY OF SUBADVISER

5.1

      Liability; Standard of Care. The Subadviser shall exercise its best judgment in rendering the services under this Agreement. Notwithstanding anything herein to the contrary, neither Subadviser, nor any of its directors, officers or employees, shall be liable to Manager or the Trust for any loss resulting from Subadviser's acts or omissions as Subadviser to the Funds, except to the extent any such losses result from bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser's duties and obligations under this Agreement.

5.2

      Indemnification. (a) Subadviser agrees to indemnify and hold the Trust and Manager harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorneys fees) suffered by the Trust or Manager resulting from (i) Subadviser's breach of its duties hereunder, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of the Subadviser or any of its directors, officers or employees in the performance of the Subadviser's duties and obligations under this Agreement, except to the extent such loss results from the Trust's or Manager's own willful misfeasance, bad faith, reckless disregard or negligence in the performance of their respective duties and obligations under the Management Contract or this Agreement.

(b)

        Manager hereby agrees to indemnify and hold Subadviser harmless from any and all direct or indirect liabilities, losses or damages (including reasonable attorney's fees) suffered by Subadviser resulting from (i) Manager's breach of its duties under Management Contract, or (ii) bad faith, willful misfeasance, reckless disregard or gross negligence on the part of Manager or any of its directors, officers or employees in the performance of Manager's duties and obligations under this Agreement, except to the extent such loss results from Subadviser's own willful misfeasance, bad faith, reckless disregard or negligence in the performance of Subadviser's duties and obligations under this Agreement.

(c)

      Notwithstanding this Section 5, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Trust or the Funds may have under federal or state securities laws.

(d)

      The Adviser acknowledges that the Subadviser does not provide any warranty or accept any liability in relation to the quality, accuracy or completeness of data in respect of the index which a Fund tracks.

VI.

SUPPLEMENTAL ARRANGEMENTS; EXPENSES; INSURANCE

6.1

       Supplemental Arrangements. Subject to the prior written consent of the Trustees and Manager, Subadviser may enter into arrangements with other persons affiliated with Subadviser to better fulfill its obligations under this Agreement for the provision of certain personnel and facilities to Subadviser, provided that such arrangements do not rise to the level of an advisory contract subject to the requirements of Section 15 of the Investment Company Act.

6.2

          Expenses. It is understood that each Fund will pay all of its expenses other than those expressly stated to be payable by Subadviser hereunder or by Manager under the Management Agreement. Expenses paid by the Funds will include, but not be limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trustees other than those who are "interested persons" of the Trust, Manager or Subadviser; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and each Fund's shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Funds; (viii) all other expenses incidental to holding meetings of each Fund's shareholders, including proxy solicitations therefor; (ix) a proportionate share of insurance premiums for fidelity bond and other coverage; (x) a proportionate share of association membership dues; (xi) investment management fees; (xii) expenses of typesetting for printing Prospectuses and Statements of Additional Information and supplements thereto; (xiii) expenses of printing and mailing Prospectuses and Statements of Additional Information and supplements thereto sent to existing shareholders; and (xiv) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which a Fund is a party and any legal obligation that the Fund may have to indemnify the Trustees, officers and/or employees or agents with respect thereto. Subadviser shall not cause the Trust or the Funds to incur any expenses, other than those reasonably necessary for Subadviser to fulfill its obligations under this Agreement, unless Subadviser has first notified Manager of its intention to do so.

6.3

         Insurance. Subadviser shall maintain for the duration hereof, with an insurer acceptable to Manager, a blanket bond and professional liability (errors and omissions) insurance in amounts reasonably acceptable to Manager. Subadviser agrees that such insurance shall be considered primary and Subadviser shall assure that such policies pay claims prior to similar policies that may be maintained by Manager. In the event Subadviser fails to have in force such insurance, that failure will not exclude Subadviser's responsibility to pay for any damages in breach hereof.

VII.

CONFLICTS OF INTEREST

It is understood that the Trustees, officers, agents and shareholders of the Trust are or may be interested in Subadviser as directors, officers, stockholders or otherwise; that directors, officers, agents and stockholders of Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity of this Agreement or of any transactions hereunder except as otherwise provided in the Trust's Declaration of Trust and the Certificate of Formation and Limited Liability Company Operating Agreement of Subadviser, respectively, or by specific provisions of applicable law.

VIII.

REGULATION

Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may reasonably request or require pursuant to applicable laws and regulations.

IX.

DURATION AND TERMINATION OF AGREEMENT

9.1

        Effective Date; Duration; Continuance. (a) This Agreement shall become effective on January 1, 2020.

(b)

        Subject to prior termination pursuant to Section 9.2 below, this Agreement shall continue in force until the next annual renewal, and indefinitely thereafter, but only so long as the continuance after such date shall be specifically approved at least annually by vote of the Trustees or by a vote of a majority of the outstanding voting securities of each Fund, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees who are not "interested persons" (as such term is defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

(c)

       Except to the extent that the Trust has obtained and/or relies upon an exemptive order of the Commission or a no-action letter of the staff of the Commission providing relief from the requirement to obtain shareholder approval of this Agreement, the required shareholder approval of this Agreement or any continuance of this Agreement shall be effective with respect to each Fund if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of each Fund votes to approve this Agreement or its continuance.

9.2

        Termination and Assignment. (a) This Agreement may be terminated at any time, upon sixty days' written notice, without the payment of any penalty, (i) by the Trustees, (ii) by the vote of a majority of the outstanding voting securities of each Fund; (iii) by Manager with the consent of the Trustees, or (iv) by Subadviser.

(b)         This Agreement will terminate automatically, without the payment of any penalty, (i) in the event of its assignment (as defined in the Investment Company Act) or (ii) in the event the Management Contract is terminated for any reason.

9.3

         Definitions. The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested persons," when used herein, shall have the respective meanings specified in the Investment Company Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Securities and Exchange Commission ("Commission").

X.

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1

         Representations of the Funds. The Trust, on behalf of the Funds, represents and warrants that:

(i)

       the Trust is a business trust established pursuant to the laws of the Commonwealth of Massachusetts;

(ii)

        the Trust is duly registered as an investment company under the Investment Company Act and each Fund is a duly constituted series portfolio thereof;

(iii)

        the execution, delivery and performance of this Agreement are within the Trust's powers, have been and remain duly authorized by all necessary action (including without limitation all necessary approvals and other actions required under the Investment Company Act) and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on the Trust or the Funds;

(iv)

        no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(v)

         this Agreement constitutes a legal, valid and binding obligation enforceable against the Trust and each Fund in accordance with its terms; and

(vi)

          each Fund is exempt from registration under the Commodity Exchange Act pursuant to Rule 4.5 of the Commodity Futures Trading Commission ("CFTC"), and each Fund is in compliance with the requirements of CFTC Rule 4.5.

10.2

    Representations of the Manager. The Manager represents, warrants and agrees that:

(i)

        Manager is a Delaware limited liability company established pursuant to the laws of the State of Delaware;

(ii)

      Manager is duly registered as an "investment adviser" under the Investment Advisers Act of 1940 ("Advisers Act");

(iii)

      Manager has been duly appointed by the Trustees and Shareholders of each Fund to provide investment services to the Funds as contemplated by the Management Contract.

(iv)

      the execution, delivery and performance of this Agreement are within Manager's powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Manager;

(v)

      no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with;

(vi)

      Manager will comply with Fidelity's SEC exemptive order to operate passively managed ETFs with respect to any of Manager's obligations therein not expressly delegated to the Subadviser thereunder or hereunder, including Manager's obligations set forth in Appendix B hereto; and

(vii)

   this Agreement constitutes a legal, valid and binding obligation enforceable against Manager.

10.3

      Representations of Subadviser. Subadviser represents, warrants and agrees that:

(i)

      Subadviser is a Delaware limited liability company established pursuant to the laws of the State of Delaware;

(ii)

  Subadviser is duly registered as an "investment adviser" under the Advisers Act.

(iii)

       the execution, delivery and performance of this Agreement are within Subadviser's powers, have been and remain duly authorized by all necessary corporate action and will not violate or constitute a default under any applicable law or regulation or of any decree, order, judgment, agreement or instrument binding on Subadviser;

(iv)

       no consent (including, but not limited to, exchange control consents) of any applicable governmental authority or body is necessary, except for such consents as have been obtained and are in full force and effect, and all conditions of which have been duly complied with; and

(v)

   this Agreement constitutes a legal, valid and binding obligation enforceable against Subadviser.

10.4

         Covenants of the Subadviser. (a) Subadviser will promptly notify the Trust and Manager in writing of the occurrence of any event which could have a material impact on the performance of its obligations pursuant to this Agreement, including without limitation:

(i)

       the occurrence of any event which could disqualify Subadviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the Investment Company Act or otherwise;

(ii)

       any material change in the Subadviser's overall business activities that may have a material adverse effect on the Subadviser's ability to perform under its obligations under this Agreement;

(iii)

   any event that would constitute a change in control of Subadviser;

(iv)

   any change in the portfolio manager(s) of the Funds;

(v)

      any proposed change or change in the representations made by Subadviser concerning the nature of the Subadviser's business plan; and

(vi)

      the existence of any pending or threatened audit, investigation, complaint, examination or other inquiry (other than routine regulatory examinations or inspections) relating to a Fund conducted by any state or federal governmental regulatory authority.

(b)    Subadviser agrees that it will promptly supply Manager with copies of any material changes to any of the documents provided by Subadviser pursuant to Section 4.1.

XI. MISCELLANEOUS PROVISIONS

11.1

         Use of Subadviser's Name. Neither the Trust nor Manager will use the name of Subadviser, or any affiliate of Subadviser, in any prospectus, advertisement sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Subadviser and the Manager.

11.2

          Use of Trust or Manager's Name. Subadviser will not use the name of Manager, the Trust or the Funds in any prospectus, advertisement, sales literature or other communication to the public except in accordance with such policies and procedures as shall be mutually agreed to by the Subadviser and the Manager; provided, however, that Subadviser may use such names in response to requests for proposal or requests for information.

11.3

         Amendments. This Agreement may be modified by mutual consent of the Manager, the Subadviser and the Funds subject to the provisions of Section 15 of the Investment Company Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretive releases of, the Commission and applicable no-action letters issued by the staff thereof.

11.4

          Entire Agreement. This Agreement contains the entire understanding and agreement of the parties with respect to the subject hereof.

11.5

          Captions. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of the Agreement.

11.6

          Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

11.7

          Notices. All notices hereunder shall be provided in writing, by mail, by facsimile or by email to the last known business address of the Trust, Manager or Subadviser. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email.

11.8

           Severability. Should any portion of this Agreement, for any reason, be held to be void at law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

11.9

          Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (without giving effect to the choice of law provisions thereof), or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

11.10

          Limitation of Liability. A copy of the Declaration of Trust establishing the Trust, dated May 10, 1995, together with all amendments, is on file in the office of the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is not executed on behalf of any of the Trustees as individuals and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or a Fund, but only the assets belonging to the particular Fund shall be liable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

FIDELITY COVINGTON TRUST

on behalf of Fidelity Dividend ETF for Rising Rates, Fidelity High Dividend ETF, Fidelity Low Volatility Factor ETF, Fidelity Momentum Factor ETF, Fidelity Quality Factor ETF, Fidelity Value Factor ETF

By	/s/Stacie M. Smith
Stacie M. Smith President and Treasurer

FIDELITY MANAGEMENT & RESEARCH COMPANY LLC

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/Christopher J. Rimmer
Christopher J. Rimmer Treasurer

Geode Capital Management, LLC

|||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||||	By	/s/Jeffrey S. Miller
Jeffrey S. Miller Chief Operating Officer

APPENDIX A

Pursuant to Section 1.6 of the Subadvisory Agreement among Fidelity Covington Trust (the "Trust"), on behalf of Fidelity Dividend ETF for Rising Rates, Fidelity High Dividend ETF, Fidelity Low Volatility Factor ETF, Fidelity Momentum Factor ETF , Fidelity Quality Factor ETF and Fidelity Value Factor ETF (the "Funds"), Fidelity Management & Research Company LLC ("Manager") and Geode Capital Management, LLC ("Subadviser"), Subadviser shall be compensated for the services it performs on behalf of the Funds as follows:

Fees Payable by Manager. Manager will pay Subadviser a monthly fee for the Fidelity Core Dividend ETF and the Fidelity Dividend ETF for Rising Rates computed at an annual rate, as set forth below, of the average daily net assets of the Fund (computed in the manner set forth in the Trust’s Declaration of Trust) throughout the month.

$0 -$500m: 0.04%

$500m -$1B: 0.0385%

Over $1B: 0.037%.

Manager will pay Subadviser a monthly fee for the Fidelity Low Volatility Factor ETF, the Fidelity Momentum Factor ETF, the Fidelity Value Factor ETF, and the Fidelity Quality Factor ETF computed at an annual rate, as set forth below, of the average daily net assets of the Fund (computed in the manner set forth in the Trust’s Declaration of Trust) throughout the month.

$0 -$500m: 0.03%

$500m -$1B: 0.029%

Over $1B: 0.028%.

Subject to a minimum per fund for all six strategies of:

Year 1: $0

Year 2: $25,000

Year 3 and subsequent years: $50,000

Subadviser's fee shall be computed monthly, and within twelve business days of the end of each calendar month, Manager shall transmit to Subadviser the fee for the previous month. Payment shall be made in federal funds wired to a bank account designated by Subadviser. If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

Subadviser agrees to look exclusively to Manager, and not to any assets of the Trust or the particular Fund, for the payment of Subadviser's fees arising under this Appendix.

APPENDIX B

The Subadviser will provide the following ETF-related services to the Manager:

1.

Assistance in facilitating certain order types as may be mutually agreed to by both parties.

2.

Preparation and dissemination of portfolio listing files (PLF).

3.

Provision of PLF and Fund holdings files to the Manager at times to be mutually agreed to by both parties.

4.

Processing of orders received for creations and redemptions from an order taker designated by the Manager.

The Manager, and not the Subadviser, shall be responsible for: entering into all necessary agreements with authorized participants, authorized participant relationship management, client trading support and issuer resolution, determinations of exchange on which to list Funds, designation of lead market maker, initial seed and order taking. For the avoidance of doubt, Manager will pay any and all licensing data fees charged by the calculation agent, and provide index data to the Subadviser at no expense.